Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), effective as of March 8th, 2021, (the “Effective Date”), is made by and between American International Holdings Corp., herein referred to collectively as (“Company”), and KBHS, LLC (“Consultant”). For the purposes of this Agreement, Company and Consultant may sometimes herein be referred to collectively as the “Parties” or individually as a “Party.”

WHEREAS, Consultant is the business of providing consulting services on brand development, marketing, management, licensing and distribution of goods and services.

WHEREAS, the Company is a diversified holding company that both owns and operates various subsidiaries in the health, wellness, technology and infrastructure industries and is continuously seeking opportunities to make additional strategic acquisitions within the same industries to further grow its portfolio of operating companies (the “Subsidiaries”); and

WHEREAS, Company desires to retain the services of Consultant to serve the Company and its Subsidiaries as an independent contractor as more fully defined below.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt of which is acknowledged by the Parties, the Parties agree as follows:

1. APPOINTMENT OF CONSULTANTS.

1.1. Appointment. Company hereby engages Consultant as an independent contractor to provide Consulting and other services for the following: serve as a Brand Ambassador, provide a full endorsement, provide an endorsement video and other digital and ancillary assets to promote the brand products, brand and business development, advising on all marketing, promotions, acquisitions, licensing (more specifically defined below), and all other sales and growth initiatives for the brand as reasonably requested by Company (“Services”). Consultant shall not be required to make personal appearances unless mutually agreed to in writing, however Consultant will agree to do up to 4 webinar appearances per year, in support of the Company’s direct sales efforts. All requested travel must be made in writing at least thirty (30) days in advance and is subject to Consultant’s availability. Consultant reserves the right to approve in writing any and all materials to be utilized that will contain the name and likeness of the Consultant, including but not limited to press releases, video, audio, marketing materials, equity and crowdfunding campaigns and financial filings and business plans. All rights granted to the Company including but not limited to the use of Consultant’s name, brand or likeness shall cease after any term or termination of this agreement.

1.2. Term.

a.	Term. Subject to the provisions for earlier termination contained herein, this Agreement shall be effective for a period of Two (2) years. Thereafter, the Parties agree to discuss a new term in good faith.

b.	Termination. During the term the Parties shall have the following rights to terminate this Agreement:

i. Consultant shall have the option to terminate this Agreement in the event the Company breaches any term of this agreement, fails to timely pay any or all amounts due under this Agreement, ceases to do business, becomes subject to any government regulatory investigations, penalties or failure to comply with FDA, EPA, FTC, international, federal, state and local, laws, becomes subject to a claim or lawsuit involving mismanagement, misrepresentation, fraud or engages in an activity that Consultant determines that will negatively affect Consultant’s name or brand or under the Bankruptcy Code or any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to such other party, or seeking to adjudicate such other party a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to such other party or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for such other party or for all or any substantial part of its assets, or the other party shall make a general for the benefit of its creditors. In the event of the Company’s breach of any term of this Agreement beyond any cure periods, Consultant shall retain all economic benefits contained in this Agreement. In the event the Company is anticipating dissolving the business or any of its assets at any time, Company files for bankruptcy or insolvency or has the inability to pay debts as they come due or upon a default in payment then Company agrees to exclusively negotiate in good faith with Consultant for the purchase of the assets for a period of Sixty (60) days.

ii. Company shall have the option to terminate this Agreement in the event that Consultants breach any term of this agreement, ceases to do business, or has filed for bankruptcy, dissolution or an assignment for the benefit of creditors.

iii. Notwithstanding the above, each of the Parties hereto shall have ten (10) days to cure any alleged breach of any term of this Agreement. The notice shall be in writing and delivered to the other party through electronic or other courier service.

2. COMPENSATION

2.1. Compensation for Services: Company agrees to compensate the Consultant as follows:

i. Consultant shall receive a one-time issuance of One Million Five Hundred Thousand (1,5000,000) shares of the Company’s common stock and shall be deemed to be fully earned and vested upon issuance. The Company shall instruct the transfer agent to issue the shares in book entry form in the name of the Consultant within five (5) business days of the Effective Date.

ii. Consultant shall receive a monthly payment of Ten Thousand ($10,000) dollars payable every thirty days for the term of this Agreement with the first payment due and payable upon the signing of this Agreement.

iv. The compensation shall be applicable to any company or entity to be formed to accommodate the expansion or expertise of the business, including but not limited to a subsidiary, successor company, acquisition, merger, partnership, joint venture or any other business relationship. Payments shall be made on a monthly basis.

v. BONUS: An additional Five percent (5%) finder’s fee on any new business introduced or developed by Consultant payable within Fourteen (14) days after such new business or investment has been received by the Company, subject to all legal compliance.

vi. If during the term of this Agreement, a successful acquisition or merger of the Company occurs which was created or developed exclusively from the direct contacts and efforts of Consultant, the Consultant will receive an additional fee for bringing the deal together, in an amount equal to Seven and one half (7.5%) percent of the proceeds to the Company, subject to compliance with applicable securities and other laws. All payments shall be due within Fourteen (14) days after Company receives any of the benefits contained in this paragraph.

vii. Consultant shall be entitled to retain all equity granted in this agreement upon any expiration of this agreement.

2.2. Penalty for Late Payment. In the event Company fails to make timely payments due to Consultant, all amounts due and unpaid will accrue interest at the interest rate of One and One-half (1.5%) percent per month, of the total unpaid amounts due and owing, compounded monthly.

2.3. Non-Payment. Company agrees that any termination by Company for non-payment in accordance with Section 1.2b(i) shall not benefit Company and relieve it of its financial obligation to pay Consultant any and all compensation and economic benefits detailed in this agreement. Therefore, Company agrees that all terms and deliverables shall be considered fully performed and shall accelerate all payments owed to Consultant provided in this agreement. For clarity purposes, Company may not benefit from breaching any term of this agreement to force a termination by Consultant for non-payment.

2.4. Expenses. Company shall be responsible for all of the written pre-approved expenses incurred during the term of the Agreement, including but not limited to first class air and hotel, ground transportation and other reasonable expenses.

3. COMPANY INFORMATION

3.1. Confidentiality.

a.	Consultant and Company will keep all information obtained from the other (the “Information”) confidential. Each Party may disclose Information to its officers, directors, employees, agents and representatives, and to its other advisors and financial sources on a need to know basis only and will ensure that all such persons will keep the Information strictly confidential.

b.	Exceptions. No obligation of confidentiality shall apply to Information that:

(i) is in the public domain or enters the public domain without a breach by a Party;

(ii) was known or became known prior to the any disclosure thereof;

(ii) becomes known from a source other than a Party, and other than by the breach of an obligation of confidentiality;

(iii) is disclosed to a third party without restrictions on its disclosure;

(iv) is independently developed a Party; or

(v) is required to be disclosed by a Party or their respective officers, directors, employees, agents, attorneys or its other advisors and financial sources, pursuant to any order of a court of competent jurisdiction or other governmental body or as may otherwise be required by law.

(vi) is required by laws, rules regulations of the SEC and/or the OTCMarkets.

3.2. Indemnification. Company, its agents or assigns, hereby agree to indemnify, defend and hold Consultant harmless, whether or not Consultant is party to such dispute, from all liabilities, obligations, losses, damages, judgments and claims costs or expenses, including reasonable attorney’s fees, joint and several (herein collectively, “Claims”), arising from the performance of the Agreement based upon or arising out of (i) any breach of Company’s Warranties; or (ii) the breach of any warranty, covenant or agreement made by Company in this Agreement or in connection to any transaction; or (iii) any and all obligations, losses, damages, judgments and claims against Company or Consultant for any improper use of any trademark, mark and/or logo provided by Company together with any and all costs and expenses (including reasonable legal fees) related to the foregoing. Pending any final determination of liability hereunder, the indemnification and reimbursement provision of this Agreement shall apply to each of the Parties and each shall perform its obligation hereunder to defend and reimburse the other for its expenses.

3.3. Maintenance of Insurance by Company: Company agrees that, to the extent it obtains liability insurance coverages commensurate with industry standards for its business, all insurance required by this Section shall provide that such insurance may not be amended or canceled upon less than Thirty (30) days prior written notice to Consultant. At the request of Consultant and from time to time, Company will provide certificates of insurance certifying as to the details of his insurance as required herein.

4. WARRANTY.

Company warrants that it will remain in compliance with all international, federal, state and local laws, regulations, and ordinances as it relates to the business. Further, Company shall provide prompt notice to Consultant of receipt of any notice of any claim or actions regarding the above.

5. GENERAL TERMS

5.1. Independent Contractor. Consultant and Company hereby acknowledges that Consultant is an independent contractor. Consultant shall not hold itself out, nor shall it take any action from which others might infer that it is agent of or a joint venture of Company.

5.2. Severability. If a provision of this Agreement (or the application of it) is held by a court to be invalid or unenforceable under applicable law, that provision will be deemed separable from the remaining provisions of this Agreement and will not affect the validity or interpretation of the other provisions of this Agreement or the application of that provision to a person or circumstance to which it is valid and enforceable.

5.3. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement, this Agreement will be binding upon all beneficiaries, executors, administrators, and the persons to whom the Restricted Stock may be transferred by will or the laws of descent or distribution.

5.4. Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

5.5. Dispute Resolution. The Parties shall attempt to resolve any dispute arising out of or relating to this Agreement through amicable negotiations amongst the parties. If the matter is not resolved by negotiation, the Parties shall resolve the dispute using the procedures noted in Section 5.6.

5.6. Mediation and Arbitration. Any controversy or dispute arising out of or relating to this Agreement shall be submitted to mediation in accordance with any statutory rules in the state of Florida. If mediation is not successful in resolving the entire dispute or is unavailable, any outstanding issues will be submitted to final and binding arbitration under the rules of the American Arbitration Association. The arbitrator’s award will be final, and judgment may be entered upon it by any court having proper jurisdiction within the state of Florida.

5.7. Miscellaneous. This Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings and agreements between the Parties. This Agreement is non-exclusive and cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all Parties. In the event of any dispute as to the terms of this Agreement, the prevailing Party in any litigation shall be entitled to recover its reasonable attorney’s fees and costs.

5.8. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or Five (5) business days after deposit in the United States Postal Service, by (a) advance copy by fax, (b) mailing by express courier or registered or certified mail with postage and fees prepaid, addressed to each of the other Parties entitled at the following addresses, or at such other addresses as a Party may designate by ten days advance written to each of the other Parties hereto:

Company:

American International Holdings Corp.

3990 Vitruvian Way, Suite 1152

Addison, TX 75001

Consultant:

KBHS, LLC

2700 Coffee Pot Blvd NE St. Petersburg, FL 33704

5.9. Entire Agreement. This Agreement supersedes any and all other agreements, either written or oral, between the Parties hereto with respect to the services of Consultant to the Company as it relates to the subject matter of this Agreement.

5.10. Amendment. All Parties to this Agreement must sign any modifications to this Agreement.

IN WITNESS WHEREOF, the fully authorized officers of the Parties have set their respective hands hereto as the Effective Date.

AMERICAN INTERNATIONAL HOLDINGS CORP

Jacob Cohen
President & CEO

KBHS, LLC:

Kevin Harrington, CEO